Michigan Municipal Income, Minnesota Municipal Income, Municipal Income, Ohio Municipal Income, Pennsylvania Municipal Income and Short Intermediate Municipal Income:

A special meeting of each fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	4,976,218,711.54	94.504
Withheld	289,372,080.80	5.496
TOTAL	5,265,590,792.34	100.000
Albert R. Gamper, Jr.
Affirmative	4,987,868,999.13	94.726
Withheld	277,721,793.21	5.274
TOTAL	5,265,590,792.34	100.000
Abigail P. Johnson
Affirmative	4,976,588,327.75	94.511
Withheld	289,002,464.59	5.489
TOTAL	5,265,590,792.34	100.000
Arthur E. Johnson
Affirmative	4,988,940,352.10	94.746
Withheld	276,650,440.24	5.254
TOTAL	5,265,590,792.34	100.000
Michael E. Kenneally
Affirmative	4,992,662,223.53	94.817
Withheld	272,928,568.81	5.183
TOTAL	5,265,590,792.34	100.000
James H. Keyes
Affirmative	4,992,058,743.17	94.805
Withheld	273,532,049.17	5.195
TOTAL	5,265,590,792.34	100.000
Marie L. Knowles
Affirmative	4,988,818,909.12	94.744
Withheld	276,771,883.22	5.256
TOTAL	5,265,590,792.34	100.000
Kenneth L. Wolfe
Affirmative	4,972,086,622.42	94.426
Withheld	293,504,169.92	5.574
TOTAL	5,265,590,792.34	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	3,718,758,060.08	70.624
Against	804,668,445.99	15.282
Abstain	283,572,864.94	5.385
Broker Non-Votes	458,591,421.33	8.709
TOTAL	5,265,590,792.34	100.000

A Denotes trust-wide proposal and voting results.